Stratus Properties Inc.
Insider Trading Policy

This Insider Trading Policy (“Policy”) of Stratus Properties Inc. (“Stratus”) and its subsidiaries and its affiliates (collectively, the “Company”) sets forth the general standards for the Company and for all employees, consultants, contractors, officers and directors with respect to engaging in transactions in Stratus’ securities and securities of other publicly traded companies. This Policy explains the prohibitions against “insider trading” based on federal securities laws and establishes Stratus’ policies and procedures to promote and monitor compliance with those laws.
Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and Stratus.
This Policy describes the prohibition on insider trading applicable to all persons subject to the Policy, and also additional restrictions on individuals who have been informed in writing that they have been designated as “insiders” by the General Counsel (see Section 10 “Additional Restrictions Applicable to Insiders”). Insiders include members of Stratus’ Board of Directors and its executive officers, as well as certain Stratus officers, employees, consultants and contractors who are likely to be in possession of material nonpublic information due to the nature of their work.
This Policy supersedes any previous version of the Policy.
1.Scope of this Policy
1.1Persons Covered. As an employee, consultant, contractor, officer or director of the Company, this Policy applies to you. The same restrictions that apply to you also apply to members of your family who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Stratus’ securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Stratus’ securities (those persons are referred to as “related persons”). This Policy also applies to entities that you influence or control, including corporations, partnerships or trusts.
1.2Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Stratus’ securities while in possession of material nonpublic information (see Section 4 “What is Material Nonpublic Information?”). You are responsible for complying with this Policy and ensuring that any of your related persons or any entities you control also comply with this Policy. In all cases, the responsibility for determining whether you possess material nonpublic information rests with you. While the Company provides policies, procedures and training on insider trading, no action on the part of the Company, or any employee, consultant, contractor, officer or director pursuant to this Policy, constitutes legal advice or insulates you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws (see Section 11 “Consequences of Non-Compliance”).
1.3Transactions Covered. Except as otherwise provided, this Policy applies to all transactions in Stratus’ securities, including common stock, options for common stock and any other securities Stratus may issue from time to time, including, but not limited to, preferred stock, warrants and convertible notes and debentures, as well as to derivative securities relating to Stratus’ stock, whether or not issued by Stratus, such as exchange-traded options. Transactions subject to this Policy include purchases, sales and gifts of Stratus’ securities. This Policy also applies to transactions that occur after you cease to be an employee, consultant, contractor, officer or director of the Company for as long as you are in possession of material nonpublic information.
2.Statement of Policy
No person subject to this Policy who is aware of material nonpublic information may directly or indirectly:
•Engage in transactions in Stratus’ securities, except as otherwise specified in this Policy (see Section 3 “Transactions Excluded from this Policy”);
•Recommend that others engage in transactions in any of Stratus’ securities;
•Disclose material nonpublic information to persons (a) within the Company whose jobs do not require them to have that information, or (b) outside of the Company, including family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with Stratus’ disclosure and external communications policies; or
•Assist anyone engaged in the above activities.

It makes no difference whether or not you relied upon or used material nonpublic information in deciding to transact; if you are aware of material nonpublic information about Stratus, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve Stratus’ and your own reputation and to avoid investigations of your and Stratus’ conduct. In addition, no person subject to this Policy who, in the course of working for the Company learns of material nonpublic information about a company with which the Company does business, may trade in that company’s securities, including common stock, options for common stock and any other securities that company may issue from time to time, including, but not limited to, preferred stock, warrants and convertible notes and debentures, as well as to derivative securities relating to that company’s stock, until the information becomes public or is no longer material. Such companies include current or prospective customers or suppliers of the Company, companies with which the Company may be negotiating a major transaction and companies that may be a party to potential corporate transactions, such as an acquisition, investment or sale.
It is also the policy of the Company that it will not engage in transactions in Stratus’ securities in violation of federal securities laws.
Transactions that may seem necessary or justifiable to you for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exceptions to this Policy. The securities laws do not recognize any mitigating circumstances.
3.Transactions Excluded from this Policy
This Policy does not apply to the following transactions, except as specifically noted:
3.1Stock Option Exercises. This Policy does not apply to the exercise of an employee or director stock option if the exercise price is paid in cash or to an award recipient’s use of shares delivered or withheld from the exercise to cover the cost of the option exercise or the satisfaction of tax withholding obligations. However, this Policy does apply to any sale of the underlying stock or to a cashless option exercise through a broker (which entails the sale of a portion of the underlying stock on the market to cover the costs of exercise or the resulting taxes), or any other market sale for the purpose of generating cash to pay the exercise price.
3.2Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have Stratus withhold shares of stock to satisfy tax withholding obligations upon the vesting of any restricted stock unit. However, this Policy does apply to any sale of common stock received by you as a result of the vesting, including to satisfy tax liabilities.
3.3Transactions with Stratus. Any other purchase of Stratus’ securities from Stratus or sale of Stratus’ securities to Stratus are not subject to this Policy.
3.4Transactions Pursuant to Rule 10b5-1 Plans. Transactions involving Stratus’ securities pursuant to an effective Rule 10b5-1 plan pre-cleared by Stratus as described below may be made notwithstanding this Policy. (See Section 8 “Rule 10b5-1 Plans” and Section 10.3 “Rule 10b5-1 Plans and Similar Plans Adopted by Insiders” for more information.)
4.What is Material Nonpublic Information?
Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security, or if there is a substantial likelihood that the information would be viewed by a reasonable investor as significantly altering the total mix of publicly available information about the Company. Any information that could reasonably be expected to affect the market price of a security is likely to be considered material. This determination is made based on the facts and circumstances of each particular situation and is often evaluated by enforcement personnel with the benefit of hindsight. Material information can be positive or negative and can relate to any aspect of the Company’s business or to any type of Stratus’ securities, whether debt, equity or a hybrid. Information that could be considered material includes, but is not limited to, information regarding:
•Revenues, expenses or earnings, including anticipated results or projections;
•News of a pending or proposed transaction;
•A major change in strategy or corporate objectives;
•Plans to purchase, sell or develop a property;
•Financing transactions outside of the ordinary course or liquidity problems;
•Changes in dividends;
•Establishing a new stock repurchase program or changes with respect to such a program;
•Changes in management;
•Developments in significant legal proceedings;
•A significant disruption in the Company’s operations;
•A loss, or potential loss, of significant property or assets; and
•A significant cyber security incident.
The above list is not exclusive and many other types of information may be considered material, depending on the circumstances. The probability of whether an event will or will not occur, along with the magnitude of the potential event, affects the determination of whether it is material. If you have any questions concerning the materiality of particular information, you should consult with the Company’s General Counsel.
“Nonpublic” information is information that is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including through the issuance of a press release or a filing with the Securities and Exchange Commission (“SEC”). In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to absorb and react to the information. Generally, 48 hours after the public release of material information should elapse (and no less than one full trading day) before transactions in Stratus’ securities. If you have any questions concerning whether information is considered public, you should consult with the Company’s General Counsel.
5.Prohibition of Short Sales, Hedging and Other Derivative Transactions
Short sales of Stratus’ securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Stratus’ securities are prohibited for persons subject to this Policy.
Transactions in publicly traded options are generally short-term in nature and may give the public the perception that persons subject to this Policy are not focused on the long-term performance of the Company. Hedging transactions are often complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, persons subject to this Policy are prohibited from engaging in hedging or derivative transactions.
6.Margin Accounts and Pledging
Persons subject to this Policy may not purchase Stratus’ securities on margin, borrow against any account in which Stratus’ securities are held, or, effective March 3, 2016, enter into a new pledge of Stratus’ securities as collateral for a loan.
7.Standing and Limit Orders
Standing and limit orders, except under Rule 10b5-1 plans, create heightened risks for insider trading violations. There is no control over timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the customer is in possession of material nonpublic information or otherwise prohibited from trading. Stratus therefore discourages persons subject to this Policy from placing standing or limit orders on Stratus’ securities other than for short durations.
8.Rule 10b5-1 Plans
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability to a person who enters into a trading plan for transactions in Stratus’ securities that meets the conditions specified in Rule 10b5-1. A Rule 10b5-1 plan must, among other things, be entered into at a time when the person is not aware of material nonpublic information, and there is a specified cooling off period before trades under the plan can begin. It is your responsibility to ensure that your trading plan, and trades made pursuant to such plan, meet all the conditions of Rule 10b5-1. A standing or limit order does not, by itself, qualify as a Rule 10b5-1 plan. For additional information on Rule 10b5-1 plans, including the required pre-clearance procedures, contact the Company’s General Counsel. Rule 10b5-1 plans or similar plans adopted by insiders are subject to additional requirements. (See Section 10.3 “Rule 10b5-1 Plans and Similar Plans Adopted by Insiders.”)
9.Transactions in Connection with a Company Stock Repurchase Program
Any person subject to this Policy who is aware that Stratus is considering adopting a share repurchase program, increasing the amount of shares subject to the program, or making other modifications to the program, whether or not such event is material, may not engage in transactions in Stratus’ securities within four business days before or after such program or modification is implemented or (if it is to be announced) announced, whichever is later.

10.Additional Restrictions Applicable to Insiders
In addition to the provisions above that apply to all persons subject to this Policy, insiders and their related persons are subject to additional restrictions on trading. The provisions below will govern to the extent that any such requirement is more restrictive than the requirements set forth above.
10.1Window Period Requirement. Stratus requires that insiders trade in Stratus’ securities only during the period beginning after 48 hours have elapsed (and no less than one full trading day) after the time of the filing of Stratus’ quarterly and annual reports on Forms 10-Q and 10-K, respectively, with the SEC and ending at 5:00 p.m. Austin, Texas time on the 20th business day following the date on which the window opens (“window period”). Stratus will periodically issue detailed guidance and procedures to insiders subject to the window period for trading in Stratus’ securities. Trading during a window period minimizes the potential violation of insider trading laws because material financial information has just been released to the public. It should be noted that even during the window period, any person possessing material nonpublic information may not engage in any transactions in Stratus’ securities until the information is no longer nonpublic or is no longer material, as discussed in Section 4. From time to time, insiders may also be advised that no trading, except pursuant to a Rule 10b5-1 plan previously approved by Stratus, will be permitted until further notice (generally known as a “black-out period”). Any person made aware a black-out period should not disclose the existence of the black-out period to anyone else.
10.2Section 16 and Rule 144 Restrictions and Reporting. The federal securities laws, including Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), and Rule 144 under the Securities Act of 1933, as amended, impose additional trading restrictions and reporting obligations on executive officers, directors and holders of more than 10% of any class of equity security of Stratus. Stratus will notify you if you are subject to these additional restrictions and reporting requirements.
10.3Rule 10b5-1 Plans and Similar Plans Adopted by Insiders. All Rule 10b5-1 plans, or plans similar to Rule 10b5-1 plans, adopted by an insider must be adopted during a window period and cleared in advance by the Company’s General Counsel. Transactions executed pursuant to a pre-cleared Rule 10b5-1 plan do not require further approval and are not subject to the Company’s window period or black-out period, as Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for transactions made pursuant to the plan and in accordance with Rule 10b5-1. Any modification to a Rule 10b5-1 plan or similar plan of an insider must also be cleared in advance by the Company’s General Counsel. Any termination of such a plan must be reported promptly to the Company’s General Counsel.
The Company is required to disclose in its quarterly and annual reports on Forms 10-Q and 10-K, respectively, filed with the SEC whether during its last fiscal quarter any director or officer subject to Section 16 adopted (which includes certain modifications) or terminated a Rule 10b5-1 plan or similar plan, and is also required to disclose specified information about the plan. Therefore, it is important that you promptly report to the Company’s General Counsel such adoptions, modifications and terminations as noted above. For additional information, contact the Company’s General Counsel.
11.Consequences of Non-Compliance
Federal and state securities laws prohibit the purchase or sale of securities while aware of material nonpublic information as well as the disclosure of material nonpublic information to others who then trade in a company’s securities (sometimes called “tipping”). Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and may include significant fines and imprisonment.
Failure to comply with this Policy may also subject you to Company-imposed sanctions, including disciplinary action up to and including termination of employment, whether or not the failure to comply with this Policy results in a violation of law. A violation of law, or even questionable conduct leading to federal investigation that does not result in prosecution, can tarnish an individual’s reputation and irreparably damage a career.
Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company.
12.Asking Questions and Reporting Concerns
It is your obligation to understand and comply with this Policy. If you are concerned that a policy has been violated, or have any questions about this Policy, you should discuss it with Stratus’ General Counsel, Kenneth N. Jones.
The Company will not tolerate retaliation against any employee who reasonably and in good faith raises a question or concern about the Company’s business practices, this Policy, or compliance with applicable laws or regulations.

    This Insider Trading Policy was approved by the Audit Committee and adopted by the Board of Directors effective November 9, 2023, and supersedes any previous policy of Stratus concerning insider trading.